Exhibit a.13

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND

AMENDMENT NO. 1 TO

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES B MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE MODE FOR THE SERIES B MUNIFUND PREFERRED SHARES

(ADJUSTABLE RATE)

(NEA SERIES B MFP)

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND

AMENDMENT NO. 1 TO

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES B MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE MODE FOR THE SERIES B MUNIFUND PREFERRED SHARES

(ADJUSTABLE RATE) (the “Original Supplement”)

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND, a Massachusetts business trust (the “Fund”), hereby certifies that the Board of Trustees of the Fund has, by resolution, authorized this amendment (this “Amendment”) to the Original Supplement for the purpose of establishing Adjusted Rate Terms in accordance with Section 2.1(h) of the Original Supplement.

Section 1. General.

(a) Terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in the Original Supplement.

(b) The Original Supplement as amended hereby is hereinafter referred to as the “Supplement.”

(c) The Original Supplement became effective on the Mode Commencement Date. This Amendment shall be effective October 1, 2018 and remain in effect to and including the Mode Termination Date, subject to earlier amendment or supplementing of the Supplement in accordance with the terms thereof.

Section 2. Amendments.

(a) The definition of “Applicable Spread” under the heading “Definitions” in the Original Supplement is amended and restated in its entirety as follows:

“Applicable Spread” means, from and including October 1, 2018, with respect to any Dividend Reset Period: (i) the percentage per annum set forth opposite the highest applicable credit rating most recently assigned to the MFP Shares by any Rating Agency in the table set forth directly below on the Rate Determination Date for such Dividend Reset Period; or (ii) such spread or spreads as may be provided for in the Adjusted Rate Terms established pursuant to Section 2.1(h); provided, however, that the “Applicable Spread” shall not apply for any Dividend Reset Period or portion thereof occurring during the Failed Transition Period, if any, except as provided in the definition of Failed Transition Period Applicable Spread or in the case of an Increased Rate Period occurring during the Failed Transition Period.

Long Term Ratings*
Fitch	Applicable Percentage**
AAA to AA	0.815%
AA-	1.015%
A+	1.215%
A	1.415%
A-	1.615%

Long Term Ratings*
Fitch	Applicable Percentage**
BBB+	2.515%
BBB	2.665%
BBB-	2.815%

* And/or the equivalent ratings of another Rating Agency then rating the MFP Shares utilizing the highest of the ratings of the Rating Agencies then rating the MFP Shares.

**   Unless an Increased Rate Period is in effect or the Increased Rate otherwise applies to any portion of a Dividend Reset Period, in which case the Applicable Spread shall be 5.815% for such Increased Rate Period or such portion of a Dividend Reset Period, as the case may be.

(b) The definition of “Dividend Reset Date” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Dividend Reset Date” means (i) October 1, 2018, (ii) thereafter, the first day of each applicable Dividend Reset Period and (iii) as may be otherwise provided for in the Adjusted Rate Terms pursuant to Section 2.1(h).

(c) The definition of “Dividend Reset Period” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Dividend Reset Period” means, from and including October 1, 2018, the Initial Dividend Reset Period (as defined below) and any Subsequent Dividend Reset Period (as defined below); notwithstanding anything to the contrary in the Original Supplement, the last day of the Dividend Reset Period that commenced September 27, 2018 shall be September 30, 2018.

(d) The definition of “Failed Adjustment Event” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Failed Adjustment Event” means that, in the case of Adjusted Rate Terms proposed by the Majority Beneficial Owner, the Fund and the Required Beneficial Owners shall have failed to agree in writing to Adjusted Rate Terms by the 450th calendar day, or such other date as the Fund and the Required Beneficial Owners shall agree, following the date of delivery of a Rate Adjustment Notice, unless the Rate Adjustment Notice shall have been withdrawn prior to such 450th calendar day or other agreed day.

(e) The definition of “Increased Rate” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Increased Rate” means, from and including October 1, 2018, for any Increased Rate Period or any portion thereof to which the Increased Rate otherwise applies, the Index Rate for such Increased Rate Period or portion thereof plus an Applicable Spread of 5.815%.

(f) The definition of “Index Rate” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Index Rate” means, from and including October 1, 2018, the LIBOR Index Rate.

(g) The definition of “Initial Dividend Reset Period” is hereby amended and restated in its entirety as follows:

“Initial Dividend Reset Period” means, from and including October 1, 2018, the period commencing on, and including, October 1, 2018 and ending on, and including, October 31, 2018.

(h) The definition of “Rate Determination Date” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Rate Determination Date” means LIBOR Rate Determination Date.

(i) The definition of “SIFMA Municipal Swap Index” under the heading “Definitions” in the Original Supplement, from and including October 1, 2018, is hereby deleted and replaced in its entirety by the following, and any references in the Original Supplement to “SIFMA Municipal Swap Index” shall be deemed to be “One-month LIBOR”:

“One-month LIBOR” means:

(1)    the rate for one-month deposits in U.S. dollars, commencing on the applicable Dividend Reset Date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on the applicable Rate Determination Date; or

(2)    if the rate referred to in clause (1) does not appear on the Designated LIBOR Page, or is not so published by 11:00 A.M., London time, on the applicable Rate Determination Date, the rate calculated by the Calculation Agent (as defined below) as the arithmetic mean of at least two quotations obtained by the Calculation Agent after requesting the principal London offices of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for one-month deposits in U.S. dollars, commencing on the applicable Dividend Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Rate Determination Date and in a principal amount that is representative for a single transaction in the U.S. dollars in that market at that time; or

(3)    if fewer than two quotations referred to in clause (2) are so provided, the rate on the applicable Rate Determination Date calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, in The City of New York on the applicable Rate Determination Date by three major banks in The City of New York selected by the Calculation Agent for one-month loans in U.S. dollars to leading European banks commencing on the applicable Dividend Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; or

(4)    if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (3), One-month LIBOR as previously in effect on the applicable Dividend Reset Date.

Notwithstanding the foregoing, if (A) One-month LIBOR determined as set forth above in respect of any Dividend Reset Date would otherwise be less than zero (0), One-month LIBOR for such Dividend Reset Date will be deemed to be zero (0), and (B) One-month LIBOR no longer appears or is not otherwise calculable as provided above, then One-month LIBOR shall mean such other reasonably comparable index selected in good faith by the Board of Trustees.

For purposes of the definition of One-month LIBOR, the following terms shall have the respective meanings as set forth below:

“Calculation Agent” means The Bank of New York Mellon, or any successor Calculation Agent appointed by the Fund.

“Designated LIBOR Page” means the display on Bloomberg, or any successor service, on Page BBAL or any page as may replace that specified page on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

(j) The definition of “Subsequent Dividend Reset Period” under the heading “Definitions” in the Original Supplement is hereby amended and restated in its entirety as follows:

“Subsequent Dividend Reset Period” means, from and including October 1, 2018, the period from and including the first calendar day of the month following the Initial Dividend Reset Period to and including the last calendar day of such month and each subsequent period from and including the first calendar day of the month to and including the last calendar day of the month. Notwithstanding the foregoing, the final Subsequent Dividend Reset Period shall end on and include the earlier of (a) the last calendar day immediately the effective date of a new “Dividend Reset Period,” as established and defined pursuant to Section 2.1(h) of the Supplement and (b) the Mode Termination Date.

(k) Section 2.1(a) of the Original Supplement is hereby amended and restated in its entirety as follows:

The amount of dividends per share payable on MFP Shares on any Dividend Payment Date shall equal the sum of the dividends accumulated but not yet paid for each Dividend Reset Period (or portion thereof) in the related Dividend Period. The amount of dividends per share accumulated for each such Dividend Reset Period (or portion thereof) shall be computed by (i) multiplying the Dividend Rate in effect for MFP Shares for such Dividend Reset Period (or portion thereof) by a fraction, the numerator of which shall be the actual number of days in such Dividend Reset Period (or portion thereof) and the denominator of which shall be 360 and (ii) multiplying the product determined pursuant to clause (i) by the Liquidation Preference for an MFP Share. The Dividend Rate for the MFP Shares shall be adjusted to the Increased Rate for each Increased Rate Period (or portion of a Dividend Reset Period) as provided in Section 2.1(f) below. For each Dividend Reset Period (or portion thereof) during the Failed Transition Period, if any, the Dividend Rate shall be the Failed Transition Period Dividend Rate.

(l) Section 2.1(h)(iv) of the Original Supplement is hereby amended and restated in its entirety as follows:

The Fund and the Required Beneficial Owners shall have until the 450th calendar day following the date of delivery of a Rate Adjustment Notice, or such other date as the Fund and the Required Beneficial Owners shall agree, to agree in writing to proposed Adjusted Rate Terms pursuant to the Rate Adjustment Notice (the date of such written agreement, the “Rate Adjustment Agreement Date”). The agreed Adjusted Rate Terms, if any, may be the Adjusted Rate Terms proposed in the Rate Adjustment Notice or such other Adjusted Rate Terms as the Fund and the Required Beneficial Owners may agree. If the Fund and the Required Beneficial Owners agree to Adjusted Rate Terms during the Rate Adjustment Notice Period, then the Adjusted Rate Terms shall become effective from and including the Dividend Reset Period immediately succeeding the Rate Adjustment Agreement Date.

Section 3. New Adjusted Rate Terms.

The following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), for purposes of the Adjusted Rate Terms established hereby:

“LIBOR Index Rate” means, with respect to any Dividend Reset Period or portion thereof, 70% of One-month LIBOR as determined on the Rate Determination Date relating to the Dividend Reset Date commencing such Dividend Reset Period or portion thereof.

“LIBOR Rate Determination Date” means, (a) with respect to the Initial Dividend Reset Period for the MFP Shares, the date that is two London Banking Days preceding the Dividend Rest Date for such Initial Dividend Reset Period and, (b) with respect to any Subsequent Dividend Reset Period, the date that is two London Banking Days preceding the Dividend Reset Date for such Subsequent Dividend Reset Period.

“London Banking Day” means a day on which commercial banks are open for business, including dealings in U.S. dollars, in London.

[Signature Page Appears on the Following Page]

IN WITNESS WHEREOF, Nuveen AMT-Free Quality Municipal Income Fund having duly adopted this Amendment to the Original Supplement, has caused these presents to be signed as of September 28, 2018 in its name and on its behalf by its Chief Administrative Officer and attested by its Vice President and Assistant Secretary. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and the said officers of the Fund have executed this amendment to the Original Supplement as officers and not individually, and the obligations of the Fund set forth in the Statement and the Original Supplement as amended hereby are not binding upon any such officers, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN AMT-FREE QUALITY MUNICIPAL INCOME FUND

By:	/s/ Cedric H. Antosiewicz
Name:	Cedric H. Antosiewicz
Title:	Chief Administrative Officer

ATTEST:

/s/ Mark L. Winget
Name:	Mark L. Winget
Title:	Vice President and Assistant Secretary